Exhibit 5.1

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

goodwinlaw.com

August 12, 2021

Markforged Holding Corporation

480 Pleasant St.

Watertown, MA 02472

Re: Securities Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Markforged Holding Corporation, a Delaware corporation (the “Company”) of up to 162,174,248 shares of the Company’s common stock (the “Common Stock”), which includes (i) 155,874,248 shares of Common Stock, $0.0001 par value per share (the “Selling Securityholder Shares”) to be sold by the selling securityholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”), (ii) 3,150,000 Warrants to purchase Common Stock (the “Selling Securityholder Warrants”) to be sold by the Selling Securityholders and (iii) up to 3,150,000 shares of Common Stock (the “Warrant Shares”) that may be issued upon exercise of outstanding warrants to purchase Common Stock (the “Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

In our examination of the documents relevant to the opinions set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to originals of any documents submitted to us as copies or by facsimile or other means of electronic transmission and (v) the truth, accuracy and completeness of information, representations and warranties contained in relevant documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this opinion letter, unless a reported decision of a court in the relevant jurisdiction has held otherwise.

The opinions set forth below are limited to the Delaware General Corporation Law and law of New York (without regard to the possible application under New York choice-of-law rules of the substantive law of any other jurisdiction). Without limiting the generality of the foregoing, we express no opinion with respect to (i) state securities or “Blue Sky” laws, or (ii) state or federal antifraud laws.

Markforged Holding Corporation

August 12, 2021

Based on the foregoing, we are of the opinion that:

1. The Selling Securityholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

2. Each of the Selling Securityholder Warrants has been duly authorized, executed and delivered by the Company, and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

3. Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to the following additional qualifications:

(a) Our opinions set forth above as to enforceability are subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

(b) We express no opinion with respect to any provision of any of the Selling Securityholder Warrants relating to: (i) non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies; (ii) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies, in each case to the extent it constitutes a penalty or is prohibited by law; (iii) concepts of materiality, reasonableness, good faith, fair dealing or unconscionability; (iv) governing law (except for the enforceability of any provision choosing New York law as the Selling Securityholder Warrants’ governing law pursuant to the statutes referred to in paragraph (c) below); (v) the waiver of the right to trial by jury or of usury, stay, extension and similar laws; (vi) the validity, legally binding effect or enforceability of any provision in the Selling Securityholder Warrants that requires or relates to adjustments to the exercise rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture; (vii) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy or not constituting a waiver thereof; (viii) any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts; (ix) any requirement that a party take further action or enter into further agreements or instruments or provide further assurances; (x) any requirement that amendments or waivers be in writing insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (xi) service of process by any method not provided for under applicable statute or court rule; and (xii) the severability of any provisions to the foregoing effect to the extent such provisions are unenforceable.

Markforged Holding Corporation

August 12, 2021

(c) To the extent that any opinion set forth herein relates to the enforceability of the choice of New York law, choice of New York forum or exclusive jurisdiction provisions in the Selling Securityholder Warrants, such opinion is rendered solely in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualification that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations. With respect to waiving any objection to venue, our opinion is qualified in its entirety by N.Y. CPLR 510 (McKinney 2010). We call your attention that courts of the State of New York, or federal courts of the United States of America located in New York, could decline to hear a case on grounds of forum non conveniens or similar doctrines limiting the availability of such courts as a forum for the resolution of disputes, irrespective of any agreement between the parties concerning jurisdiction. We express no opinion as to (i) any waiver of objections based on inconvenient forum or (ii) venue or the subject matter jurisdiction of the federal courts of the United States.

(d) Our opinions set forth above do not cover, without limitation, the following: the Defense Production Act of 1950, as amended, and the Foreign Investment Risk Review Modernization Act of 2018, including all implementing regulations thereunder, banking, tax, antitrust, trade regulation, anti-fraud or unfair competition laws; insolvency or fraudulent transfer; compliance with fiduciary duty requirements; pension or employee benefits; environmental or energy laws; Financial Industry Regulatory rules; stock exchange rules; consumer protection laws; utilities laws; foreign trade, national security, anti-terrorism, anti-money laundering laws; laws regulating derivatives, investment and brokerage services; or other laws customarily understood to be excluded even though they are not expressly stated to be excluded, except to the extent expressly covered.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

Goodwin Procter LLP